   As filed with the Securities and Exchange Commission on February 24, 1999

                                                     Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  INSCI Corp.
             (Exact name of registrant as specified in its charter)

Delaware                                                  06-1302773
(Jurisdiction of incorporation)                   (I.R.S. employer I.D. Number)

        Two Westborough Business Park, Westborough, Massachusetts 01581
                                 (508) 870-4000
                        (Address and telephone number of
                   Registrant's principal executive offices)

                                  INSCI Corp.
                 CONSULTANT NONQUALIFIED STOCK OPTION AGREEMENTS
                           (FULL TITLE OF THE PLANS)

                               JOSEPH A. BARATTA
                              BARATTA & GOLDSTEIN
                                Attorneys At Law
                                597 Fifth Avenue
                            New York, New York 10017
                    (Name and address of agent for service)

                                 (212) 750-9700
                    (Telephone Number of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                        Proposed      Proposed
                                        Maximum       Maximum
                        Amount          Offering      Aggregate     Amount of
Title of Securities     To Be           Price Per     Offering      Registration
To Be Registered        Registered(1)   Share         Price         Fee
----------------        -------------   -----         -----         ---
Common Stock            196,000         $2.813(2)     $551,348      $162.65
$.01 Par Value

(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustment from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the registration fee, and based upon the average of the reported high and low prices of the Registrant's Common Stock on the NASDAQ SmallCap Market on February 22, 1999 in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for in Part I of Form S-8 will be sent or given to participating individuals. Copies of the individual consulting agreements are attached as exhibits to the Registration Statement.


                          REOFFER PROSPECTUS STATEMENT

         The material which follows, up to but not including the page beginning
Part II of this Registration Statement , constitutes a Reoffer Prospectus, prepared in accordance with the requirements of Part I of Form S-3 pursuant to General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the consulting agreement by certain consultants qualifying under such "employee benefit plan", as defined in Rule 405 under the Securities Act of 1933, as amended.


                               REOFFER PROSPECTUS

                                  INSCI CORP.
                          2 WESTBOROUGH BUSINESS PARK
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 870-4000

                          33,000 Shares of Common Stock

                  Nasdaq SmallCap Market Trading Symbol: INSI
                      Boston Exchange Trading Symbol: INI

         This Prospectus relates to 33,000 Shares of Common Stock of INSCI Corp., $.01 par value per share (the "Common Stock" or the "Shares"), a Delaware corporation which may be sold from time to time by the Selling Stockholders named under the caption "Selling Stockholders".

         The Shares have been issued upon the exercise of Options granted or to be granted to the Selling Stockholders pursuant to Business Consulting Agreement with Xcel Associates, Inc., (the "Agreement" or "Plan"). For Options exercised we received $1.04 per share, based on the exercise price of outstanding Options. The exercise price of the Options is based upon the average closing price of our common stock for the ten trading days immediately before the date of the Agreement. If the Shares are sold, we will not receive any proceeds from the sale. We are paying the cost of this Registration Statement, but the Selling Stockholders will pay their own brokerage commissions and other expenses of sale.

         The Selling Stockholders may sell the Shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market ("Nasdaq"), in negotiated transactions or both. They may sell the Shares at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise. The Selling Stockholders may also transfer Shares by gift. The Selling Stockholders may not transfer their Options except in case of death.

         The Selling Stockholders may sell the Shares directly to purchasers through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase securities as principals for their own account. The Selling Stockholders pay the broker-dealers a brokerage fee or a discount from the sales price. The purchaser of the Shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any Selling Stockholder for the sale of any of the Shares.

         Investing in the Shares involves a high degree of risk. You should purchase the Shares only if you can afford to lose your entire investment. See "Risk Factors" on Page 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

            THE DATE OF THIS REOFFER PROSPECTUS IS FEBRUARY 24, 1999

                                TABLE OF CONTENTS
                                                                          Page

Where You Can Find More Information                                          1

Incorporation of Certain Documents by Reference                              1

Cautionary Statement Regarding Forward-Looking Statements                    2

Prospectus Summary                                                           3

Our Business                                                                 3

The Offering                                                                 4

Risk Factors                                                                 4

Use of Proceeds                                                              9

Business Consulting Agreements and Issuance of Common Stock                 10

Selling Stockholders                                                        11

Plan of Distribution                                                        12

Legal Matters                                                               13

Experts                                                                     13

                       WHERE YOU CAN FIND MORE INFORMATION

         We will file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") using the Commission's EDGAR System. You may inspect these documents and copy information from them at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, DC 20549 or at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web Site that contains reports, proxy and information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         We have filed a registration statement with the Commission relating to the offering of the Shares. The registration statement contains information which is not included in this Prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its Web site.

         We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use April 1st through March 31st as our fiscal year.

         You should rely only on the information contained in this Prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We have filed the following documents with the Commission. We are incorporating these documents in this Prospectus, and they are a part of this Prospectus. We are allowed to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to another document we filed with the Commission. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of the shares of common stock.

(1) Our Annual Report on Form 10-KSB for our fiscal year ended March 31, 1998;

(2) Our Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998;

(3) Our Proxy Statement for our 1998 Annual Meeting of Stockholders;

(4) Our Current Report on Form 8-K dated December 23, 1998 and filed December 30, 1998

(5) The Company's Registration Statement on Form S-1 which became effective on October 6, 1997.

         We are also incorporating by reference in this Prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus. Such documents are incorporated by reference in this Prospectus and are a part of this Prospectus from the date we file the documents with the Commission.

         If we file with the Commission any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the Commission.

         We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this Prospectus. You should contact Mr. Roger Kuhn, Chief Financial Officer, INSCI Corp., 2 Westborough Business Park, Westborough, MA 01581, (508) 870-4000, if you wish to receive any of such material.

         This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed under "Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on this prospectus. We have no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF OUR SECURITIES, YOU SHOULD CAREFULLY READ THIS DOCUMENT. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 1 FOR INFORMATION ON OUR COMPANY AND OUR FINANCIAL STATEMENTS.

                                  OUR BUSINESS

         We develop and market a family of integrated document management software products designed to meet the enterprise-wide needs of organizations which rely on a large quantity of computer-generated documents in their business. We provide our customers with the ability to electronically capture and store computer output and source documents and to enable access and delivery of these documents electronically or via reprints in a way that lowers cost, improves quality, and service and provides greater competitive advantage. We market our products in more than 40 countries through a combination of direct sales and reseller channels.

We have recently focused our attention in four areas:

- expansion of the functionality and performance of its existing Unix based products,

- development of our core technology products to operate on the Windows NT platform,

- expansion of indirect sales channels, and

- expansion of our services infrastructure.

In the past two years we have added  six new software products;

- WebCOINS, an Internet product;

- COINSflow, a workflow product;

- Advanced COINSCAN, an imaging product;

- Advanced COINSERV, a document archive and retrieval product;

- COINS Demander, a database interface; and

- Setup Expert, an application set up interface.

         We also released a new product in the latter part of 1997, COINSERV for Windows NT, an electronic digital document repository with Internet access and integrated imaging and workflow. This software product can archive and retrieve high volumes of documents operating on the NT platform. The market for our products is organizations that require the electronic availability of customer-facing documents, source documents, and reports.

         Customer-facing documents vary from industry to industry but generally include invoices, statements, purchase orders, bills, policies, and transaction confirmation documents which are produced in high volume on high-speed printers. They require electronic indexing and storage to allow retrieval and viewing for customer support functions and to satisfy regulatory archiving requirements.

         Source documents include new account applications, signature cards, purchase orders, signed bills of lading, insurance claim forms, and other paper-based documents which, through the use of our products can be electronically captured, indexed, stored, routed and displayed in support of the process. The result of putting these document types in electronic form is improved efficiency, cost reduction, and ability of an organization to more effectively serve its internal and external customers.

         Electronic commerce is rapidly becoming a market requirement. New capabilities such as electronic bill presentment, customer access to statements and bills and integrated invoicing and marketing extend the value of conventional printing and distribution of customer-facing documents. Our products deliver the capability for document-enabled electronic commerce.

         We offer numerous services including software installation, training, software maintenance, support and systems integration. Our advanced systems integration services division works with its customers to integrate these various technologies into existing technical environments to leverage investments in technology.

         Our current business strategy is to develop and provide document management solutions in a fully integrated and customized manner that enables customers to improve their business processes and competitive position.

                                  THE OFFERING

Common Stock offered .........................  33,000 shares

Common Stock outstanding .....................  7,672,605(1) shares

Use of Proceeds ..............................  We will not receive any proceeds from the sale of the Common
                                                Stock other than from the
                                                exercise of underlying options
                                                from the offering of Common
                                                Stock

--------------------
(1) Assumes the exercise of all stock options and issuance of the underlying shares of Common Stock included in this Registration.

                                  RISK FACTORS

         The statements in this Prospectus that are not descriptions of historical facts may be forward- looking statements that are subject to risks and uncertainties. In particular, statements in this Prospectus, including any material incorporated by reference in this Prospectus, that state our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are "forward-looking statements." Forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those identified under "Risk Factors", those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-KSB for the year ended March 31, 1998, the Form 10-QSB for the quarter ended December 31, 1998 and in any other filings which are incorporated by reference in this Prospectus, as well as general economic conditions, any one or more of which could cause actual results to differ materially from those stated in such statements.

         An investment in our Common Stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and consult with your own legal, tax and financial advisors.

1. HISTORY OF LOSSES

         We have had losses since our organization in 1989. For the nine months ended December 31, 1998, we had a net loss of approximately $278,000 or $0.11 per share. For the fiscal years ended March 31, 1998 and 1997 we had net losses of approximately $2,543,000 or $0.73 per share, and approximately $936,000, or $0.62 per share, respectively. Our revenues and results of operations fluctuate as a result of a variety of factors some of which include the amount of revenue generated from our alliances with other companies selling our products; the length of the sales cycle for our products; demand for our products; the introduction of new products and product enhancements by us or our competitors, among other factors. Although we realized revenues of approximately $3,725,000 and a net profit of approximately $386,000, or $0.03 per share for our most recently completed financial quarter ended December 31, 1998, we may not be profitable in the future.

2. PREFERRED STOCK DIVIDEND OBLIGATION

         In the past four years we have completed three private placement offerings for shares convertible into our Common Stock. In one of the three placements, all the preferred shares have been converted into our Common Stock. The remaining two placements still have outstanding preferred shares which are convertible into shares of our Common Stock. The first offering was for 10% Convertible Redeemable Preferred Stock. The 10% Convertible Redeemable Preferred Stock is convertible at the option of the holder into shares of our Common Stock at the greater of $.10 per share or 50% of the 20-day average trading price of our Common Stock prior to a conversion notice being given to us by a holder. Currently there are 134,883 shares of 10% Convertible Redeemable Preferred Stock outstanding which are held by one person. The holder of our 10% Convertible Redeemable Preferred Stock receives dividends of 10% per year payable at our option in cash or in shares of our Common Stock. The second placement with outstanding convertible securities was for Units that are made up of shares of our 8% Convertible Redeemable Preferred Stock and three-year warrants. Each warrant entitles the holder the right to purchase a share of our Common Stock at an exercise price of $5.00. Currently we are obligated until October 1, 2001, or the conversion of the 8% Convertible Redeemable Preferred Shares, whichever happens first, to pay dividends in the amount of 11% a year in the form of our Common Stock or in cash. We can choose the form of dividend payment. The requirement for us to pay dividends will have a negative effect on any profits we earn and will result in a reduction in our earnings per share.

3. POTENTIAL NEGATIVE EFFECT TO OUR COMMON STOCK TRADING PRICE WITH CONVERSION OF PREFERRED SHARES AND EXERCISE OF OPTIONS AND WARRANTS

Our continued issuance of dividends of Common Stock and the exercise or conversion by holders of our 10% Convertible Redeemable Preferred Stock, 8% Convertible Redeemable Preferred Stock, Options and Warrants may have a depressive effect on the price of our Common Stock in the open market. In addition , the existence of such warrants and options and the registration for the underlying shares and /or possible qualification under Rule 144 of the Securities Act of 1933, which would provide an exemption from registration, may adversely affect the terms at which we can obtain additional equity financing. The holders of options and warrants are likely to exercise them at a time when we would otherwise be able to obtain capital on better terms than those provided by the options and warrants.

4. NEED FOR ADDITIONAL WORKING CAPITAL

         We believe that we will require substantial additional funds for working capital and additional future product development. We have established a bank line for working capital and equipment financing totaling $1,500,000 with Silicon Valley Bank. The credit line contains restrictions related to financial ratios and profitability that we must obtain in order to utilize the bank line. Additionally, if we utilize the credit line, and wish to pay cash dividends, we will be required to obtain Silicon Valley Bank's permission to pay cash dividends.

5. BOARD OF DIRECTOR CONTROL
         On February 23, 1999, our directors and officers and certain principal stockholders and their affiliates beneficially owned (as defined by the Commission) in the aggregate approximately 3,765,908 shares of Common Stock, representing 40% of the outstanding shares of Common Stock. Accordingly, they have the ability to influence significantly our affairs and matters requiring a stockholder vote, including the election of the directors, the amendment of charter documents, the merger or dissolution of us and the sale of all or substantially all of our assets. The voting power of these holders may also discourage or prevent any proposed takeover of us pursuant to a tender offer.

6. DIVIDENDS ON OUR COMMON STOCK NOT LIKELY

         We do not anticipate paying dividends on Common Stock. We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business and, accordingly, we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

7. TECHNOLOGY CHANGES

         Our business is subject to the effect of technological advances and possible product obsolescence. The market for our products and related systems integration and consulting services are characterized by rapidly changing technology, extensive competition, technological complexity and evolving industry standards. We must continue to insure that our computer software and products which service electronic information and document management systems are compatible with products offered by third party vendors, including server platforms for our software and optical disk storage devices. We have no contractual commitments with third party vendors and there can be no assurances that we will be able to modify our software products to be compatible with new products that are introduced by others. Our ability to provide products and technology at a competitive price will be subject to potential technological alternative solutions that may be provided by competitors. In addition, there can be no assurance that products or technologies developed by others will not render our products or technologies noncompetitive or obsolete.

8. INTENSE COMPETITION

         Competition among companies that provide document archival, indexing and retrieval solutions is intense. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services. Several larger competitors with substantially more resources market computer document storage and retrieval systems utilizing optical disk drive technology. Other competitors offer alternative methods for storing and retrieving computer generated documents in competition with our services and products. Newly developed products could be more effective and cost efficient than our current products or those we may develop in the future. Many of our current and potential future competitors have substantially more engineering, sales and marketing capabilities; substantially greater financial technological and personnel resources; and broader product lines than we do. Additionally, alliances between major suppliers of data stream software may be formed to create new standards that may cause our products to become obsolete.

9. DEPENDENCE ON PROPRIETARY TECHNOLOGY

         Our business depends upon proprietary software technology. We have no patent protection for our proprietary software. Although we require our employees and others to whom we disclose proprietary information to sign non-disclosure agreements, such protection may not be sufficient. Our business will be adversely affected if anyone improperly uses or discloses our proprietary software and other proprietary information.

10. ATTRACTION AND RETENTION OF KEY PERSONNEL

         Our future success depends in significant part on the continued service of key technical, sales and senior management personnel. The loss of the services of any of our executive officers or other key employees could have a materially adverse effect on our business, results of operations and financial condition. We currently have employment agreements with certain key executive officers and personnel. The employment agreement for Dr. E. Ted Prince, our current Chief Executive Officer expires September 11, 1999. In the event we are unable to renew Dr. Prince's employment agreement at mutually favorable terms, we may be unable to replace Dr. Prince with a suitably qualified replacement within a short period of time. Our continued success also depends upon our continued ability to attract and retain highly qualified technical, sales and managerial personnel. While we have a college recruiting and contract recruiting program to attract qualified personnel, competition for such personnel is intense, and there can be no assurances that we can retain our key technical, sales and managerial employees. Additionally, there can be no assurances that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

11. DEPENDENCE UPON KEY SUPPLIERS

         Optical disk storage devices which are necessary for the use of our software systems are currently available from a number of third party vendors. We do not intend to manufacture optical disk drive systems or optical disks. An extended interruption of the supply of optical disk drive systems or optical disks or extended performance problems could have an adverse effect on us. We also rely on third party vendors to provide certain industry standard communication protocols. We currently do not have any fixed commitments from suppliers to provide equipment.


12. SUBSTANTIAL DEPENDENCE ON OUTSIDE SALES LEADS

         We depend upon introductions to potential customers provided by companies with which we maintain strategic alliances for a significant percentage of our sales. Although we have written agreements with UNISYS, Xerox Corporation., Storage Technology Corporation, Moore Corporation and OCE; and our principal Value Added Resellers, which generally provide for discounts, commissions or referral fees for sales of our software generated by them or by referral to their customers, such agreements do not require customer introductions or provide for minimum required purchases of our products. If any of the companies with which we maintain strategic alliances at any time decide not to refer potential customers to us, we may suffer reduced sales and increased operating losses. In addition, there can be no assurance that we will be able to maintain our strategic alliances on current terms, or at all.

13. YEAR 2000 COMPLIANCE

         Many computer systems will experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. We are presently assessing both internal readiness of our computer systems and the compliance of our computer software sold to customers for its ability to process the year 2000. We expect to successfully implement the systems and programming changes necessary to address the 2000 issues, and do not believe that the cost of such actions will have a material effect on our results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with the implementation of such changes. Our inability to implement such changes could have an adverse effect on future results of operations.

14. POSSIBILITY OF DELISTING

         We face the possibility of delisting from The Nasdaq System. Our Common Stock is presently listed on The Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires us to either maintain net tangible assets (i.e. total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years in order to maintain our listing. We are also required to meet certain corporate governance requirements. Additionally, our stock must maintain an average bid price in excess of $1.00. If the average bid price is less than $1.00 for 30 consecutive trading days we may be deemed not to satisfy The Nasdaq SmallCap listing requirements. If we are unable to satisfy Nasdaq's requirements for continued listing, our stock may be delisted from The Nasdaq SmallCap market. In such event, trading, if any, in our Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." If the Common Stock is delisted by Nasdaq, the liquidity of our Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage, and low prices for our Common Stock that might otherwise be attained.

         If our Common Stock were to be delisted from The Nasdaq SmallCap Market, it may become subject to additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. If the broker-dealer is subject to such restrictions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the price of the Common Stock and your ability to sell our Common Stock.

         The Commission's regulations define a "penny stock" to be any equity security that has a market price which is less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our Common Stock as long as it is listed on The Nasdaq SmallCap Market.

15. ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK

         The rights of the holders of our Common Stock may be affected by the potential issuance of Preferred Stock. Our certificate of incorporation gives the board of directors the right to determine the designations, rights , preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. Although we have no present intention to issue any additional shares of preferred Stock or to create any additional series of Preferred Stock, we may issue such shares in the future. Furthermore, if we issue Preferred Stock in a manner which dilutes the voting rights of the holders of Common Stock, our listing on The Nasdaq SmallCap Market may be impaired.

16. CHANGE IN CONTROL PROVISIONS

         Our Bylaws and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of us, even when these attempts may be in the interests of stockholders. The Delaware General Corporation Law also imposes conditions on certain business combinations with "interested stockholders" (as defined by Delaware law). We also have provided in certain agreements with key personnel that in the event of a change of control and a termination of those employment agreements without cause that each key employee will be entitled to stock options. Additionally, we have provided that if a change of control occurs, certain directors will receive immediate vesting of stock options granted under our 1992 Directors Option Plan.

17. LACK OF PRODUCT LIABILITY INSURANCE

         We develop, market, install and service electronic information and document management systems. Any failure of our products may result in a claim against us. Due to the high cost of product liability insurance, we do not maintain insurance to protect against claims associated with the use of our products. Any claim against us whether or not successful may result in our expenditure of substantial funds in litigation. Further, any claim may require managements' time and the use of our resources and may have a materially adverse impact on us.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares. We will only receive payment for the exercise of Options. The Company will use any such proceeds for working capital and general corporate purposes.

BUSINESS CONSULTING AGREEMENTS AND ISSUANCE OF COMMON STOCK AND OPTIONS

General

We have entered into individual consulting agreements with Xcel Associates, Inc., D. Weckstein & Co., Inc., J. Michael Reisert Group, Jerry Franz and Marc Kalish. The respective agreements provide for business consultation and advisory services related to increasing market awareness of our common stock, and providing strategic planning. Each of the Selling Security Holders has provided us written representations that the consulting services rendered and/or to be rendered will not directly or indirectly be related to the promotion and maintenance of a trading market for our Common Stock. Additionally, the Selling Security Holders have also represented that the services provided and to be provided will not be in connection with the offer of our securities in capital-raising transactions.

In consideration for the consulting services to be provided by Xcel Associates, Inc. ("XAI"), we have agreed pay XAI the sum of $5,000 per month for a period of six months in addition, we have agreed at our sole option to either pay XAI the additional sum of $4,000 per month for the six (6) month term of the agreement or to grant 100,000 stock options, exercisable in one/sixth increments every 30 days over the term of the agreement to purchase our Common Stock at $1.04 per share. We have elected to grant the options. The exercise price of the options is based upon the 10 day average closing price of our Common Stock immediately proceeding the date of the agreement. To date XAI has exercised 33,000 options. In accordance with the terms of the agreement, the option may not be exercised after January 1, 2002.

In consideration for the consulting services to be provided by D. Weckstein & Co., Inc. ("Weckstein"), we have agreed at our sole option to either pay Weckstein the sum of $2,000 per month for the six (6) month term of the agreement or to grant 50,000 stock options, exercisable in one/sixth increments every 30 days over the term of the agreement to purchase our Common Stock at $1.04 per share. We have elected to grant the options. The exercise price of the options is based upon the 10 day average closing price of our Common Stock immediately proceeding the date of the agreement. In accordance with the terms of the agreement, the option may not be exercised after January 1, 2002.

In consideration for the consulting services to be provided by J. Michael Reisert Group ("Reisert"), we have agreed at our sole option to either pay Reisert the sum of $1,500 per month for the six (6) month term of the agreement or to grant 36,000 stock options, exercisable in one/sixth increments every 30 days over the term of the agreement to purchase our Common Stock at $1.04 per share. We have elected to grant the options. The exercise price of the options is based upon the 10 day average closing price of the our Common Stock immediately proceeding the date of the agreement. In accordance with the terms of the agreement, the option may not be exercised after January 4, 2001.

We have also entered into separate Business Consulting Agreements with Messrs. Jerry Franz and Marc Kalish. Under the terms of the respective consulting agreements, at our sole option we may pay a one-time fee of $5,000, or, in the alternative, grant 5,000 stock options exercisable at $1.04 per share. We have elected to grant the options. The exercise price of the options is based upon the 10 day average closing price of the our Common Stock immediately proceeding the agreements. In accordance with the terms of the respective agreements, the options may not be exercised after January 5, 2000.

Federal Income Tax Effects

Under the business consulting agreements pursuant to which the securities are issued and to be issued, the exercise of the Securities will result in the recognition of taxable income to the Selling Shareholder. Correspondingly, we will be entitled to a deduction equal to the amount of ordinary income charged to the Selling Shareholder.

Restrictions Under Securities Laws

The sale of any shares of Common Stock issued under the business consulting agreements must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater shareholders of Insci Corp, as well as certain other persons or parties who may be deemed to be "affiliates" of Insci Corp. under Federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption.

                              SELLING STOCKHOLDERS

The following table sets forth (i) the name and address of each Selling Stockholder; (ii) any position, office or other material relationship which he had with the Company or any of its affiliates during the last three years; (iii) the number of Shares of common stock owned by him prior to the offering; (iv) the number of Shares of common stock offered by him; (v) the number of Shares of common stock he would own if he exercised all of his Options and sells the Shares; and (vi) his percentage ownership of common stock if he sells all of his Shares. The shares are being registered to permit public secondary trading of the shares, and the Selling Stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

                                Shares of Common          Shares of Common Stock         Shares of Common
                                  Stock Owned             Offered for Account of         Stock Owned After
Selling Stockholder            Prior to Offering          Selling Stockholder(1)          The Offering (2)
-------------------           ---------------------         -------------------           ----------------
Xcel Associates, Inc.                     0                      33,000(3)                          0
224 Middle Road
2nd Floor
Hazlet, NJ 07730


----------------

1. The number of Shares of common stock owned includes Shares of common stock issued upon exercise of Options granted under the Agreement.

2. The number of Shares of common stock owned by each person after the offering, assumes that such person sells all of his Shares.

3. The shares of Common Stock issued and issuable to Xcel Associates upon exercise of stock options granted as partial compensation under a consulting agreement with us. Under the terms of the consulting agreement with us dated January 4, 1999, Xcel will be entitled to exercise 100,000 options in 1/6 increments every 30 days over the term of the six month consulting agreement with us.

                              PLAN OF DISTRIBUTION

The Selling Stockholders may sell the Shares from time to time in transaction (which may include block transactions) on Nasdaq, in negotiated transactions or both. They may sell the Shares at fixed prices which may be changed, at market prices or in negotiated transactions, a combination of such methods of sale or otherwise. The Selling Stockholders may also transfer Shares by gift. The Selling Stockholders may not transfer their Options except in case of death.

The Selling Stockholders may sell the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase securities as principals for their own account. The Selling Stockholders pay the broker-dealers a brokerage fee or a discount from the sales price. The purchaser of the Shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any Selling Stockholder for the sale of any of the Shares.

The Selling Stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

The Selling Stockholders understand that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to its sales in the market. We have furnished the Selling Stockholders with a copy of Regulation M, and we have informed them that they should deliver a copy of this Prospectus when they sell any Shares.

                                 LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by our counsel, Baratta & Goldstein.

                                    EXPERTS

The consolidated financial statements, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent for the periods indicated in their report, have been audited by Pannell Kerr Forster PC, independent certified public accountants, and are included herein in reliance upon the authority of such firm, as experts in accounting and auditing in giving such report.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and/or information statements and other information with the Securities and Exchange Commission ("Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

         (a) Annual report on Form 10-KSB for the year ended March 31, 1998;

         (b) Quarterly reports on Form 10-QSB for the quarters ended June 30, 1998, September 30, 1998, December 31, 1998;

         (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

         (d) The description of the common stock of the Registrant $.01 par value per share (the "Common Stock"), contained in the S-1 Registration Statement filed under the Exchange Act, effective October 6, 1997, including any Amendment or Report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

         ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

         ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

         ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Article EIGHTH of the Registrant's Restated Certificate of Incorporation provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

The Company also maintains directors' and officers' liability insurance ("D&O Insurance"). The D&O Insurance covers any person who has been or is an officer or director of the Company or of any of its subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid, or to be paid, in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

         ITEM 8. EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

         ITEM 9. UNDERTAKINGS.

         (a) The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement ( or the most recent post-effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; provided however, that paragraphs (a) (1) (i)and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the
                 Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report, pursuant to Section 13(a) or
             Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report, pursuant to the
             Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Westborough, Massachusetts on the 23rd day of February 1999.

                                            INSCI CORP.

                                            By: /s/ E. Ted Prince
                                                -----------------------
                                                E. Ted Prince
                                            Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933 as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes E. Ted Prince and Roger Kuhn or either of them acting in the absence of the others, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                                  Title                     Date

                                 Chief Executive Officer
/s/ E. Ted Prince                  and Director                February 23, 1999
    ------------------------
    E. Ted Prince

/s/ Andre Daniel-Dreyfus         Director                      February   , 1999
    ------------------------
    Andre Daniel-Dreyfus

/s/ Thomas Farkas                Director                      February 23, 1999
    ------------------------
    Thomas Farkas

/s/ Robert Little                Director                      February 23, 1999
    ------------------------
    Robert Little

/s/ Francis X. Murphy            Director                      February 23, 1999
    ------------------------
    Francis X. Murphy

/s/ John Lopiano                 Director                      February 23, 1999
    ------------------------
    John Lopiano

/s/ Darryl Dobin                 Director, President           February 23, 1999
    ------------------------
    Darryl Dobin

/s/ Roger Kuhn                   Chief Financial Officer       February 23, 1999
    ------------------------
    Roger Kuhn

                                  EXHIBIT INDEX

Exhibit
Number            Description

4.1               Amended Certificate of Incorporation of
                  the Registrant                                        *

4.2               By-Laws                                               *

4.3               Specimen Certificate of Common Stock of
                  the Registrant                                        *

4.4               Board Resolution Authorizing the Consulting
                  Agreements and S-8 Registration

5                 Opinion of Baratta & Goldstein

10.1              Business Consulting Agreement with Xcel
                  Associates, Inc. and Option Agreement

10.2              Business Consulting Agreement with D.
                  Weckstein & Co. and Option Agreement

10.3              Business Consulting Agreement with J.
                  Michael Reisert Group and Option Agreement

10.4              Business Consulting Agreement with
                  Jerry Franz

10.5              Business Consulting Agreement with
                  Marc Kalish

23.1              Consent of Baratta & Goldstein
                  (included in Exhibit 5)

23.2              Consent of Pannell Kerr Forster PC

24                Power of Attorney
                  (included in Signature Page)

* Incorporated herein by reference.